SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:

August 5, 2004

(Date of earliest event reported)

Kyphon Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49804	77-0366069
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1221 Crossman Avenue

Sunnyvale, California 94089

(408) 548-6500

(Address including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Item 5. Other Events

As previously reported, in April 2004, the Company filed two patent infringement suits against Disc-O-Tech Medical Technologies Ltd., an Israel-based company doing business in the United States as Disc Orthopaedic Technologies Inc. (“Disc-O-Tech”). The Company filed suit in the United States District Court in Delaware and in the International Trade Commission (ITC) in Washington, D.C. The Company’s complaints alleged, among other things, that by importing and promoting its SKy Bone Expander System for use in kyphoplasty procedures, Disc-O-Tech is infringing at least four of the Company’s U.S. patents, all of which generally concern the use of various medical devices to repair spinal compression fractures.

In the ITC proceeding, without admitting liability, Disc-O-Tech has already agreed to entry of a Consent Order barring all further importation of its infringing products into the United States as well as all further sales activities and uses of those products, which is the full relief available under the ITC’s jurisdiction. On August 5, 2004, the ITC Administrative Law Judge recommended that the Consent Order be adopted by the full Commission, which would terminate the ITC proceeding in Kyphon’s favor and grant to Kyphon the relief it requested without any need to conduct an ITC trial. An enforcement proceeding against Disc-O-Tech in the ITC may later be initiated if it is determined that Disc-O-Tech is not complying fully with the Commission’s Order.

In early July, Kyphon amended its Delaware complaint to add two additional patents to the Delaware suit. The Company has asked the United States District Court to award damages and a permanent injunction to prevent Disc-O-Tech’s further willful infringement of its six patents-in-suit. The Company intends to use all of the information discovered during the ITC proceeding about Disc-O-Tech’s business activities to prosecute its case against Disc-O-Tech in Delaware and will do so vigorously.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KYPHON INC.

Date: August 9, 2004	By:	/s/ Richard W. Mott
	Name:	Richard W. Mott
	Title:	President and Chief Executive Officer